Mueller Water Products
Third Quarter 2013
Conference Call Script
07/31/13

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' 2013 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2013 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 158.0 million shares outstanding at June 30, 2013.

Discussing the third quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter's results as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30. All operating results discussed in these prepared remarks are from continuing operations unless specified otherwise.

A replay of this morning's call will be available for 30 days after the call at 1-866-470-7045. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2013 third quarter.

I'll begin with a brief overview of the quarter, followed by Evan's detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter's results and developments in our end markets, as well as our outlook for the fourth quarter.

We are pleased with our third-quarter results, with an 8.5 percent increase in net sales and a 25.4 percent increase in adjusted operating income. Net sales and adjusted operating margins at both Mueller Co. and Anvil increased both year-over-year and sequentially. These results contributed to our best overall quarter in the past five years.

We continue to benefit from improved operating leverage at Mueller Co. and the ongoing recovery of our end markets, with Mueller Co.'s net sales increasing 9.1 percent and adjusted operating margin improving 180 basis points to 15.3 percent in the quarter compared to the prior year.  We saw a nice increase in net sales for our metering and leak detection products and services in the third quarter demonstrating the progress we continue to make in the marketplace.

Anvil had a solid quarter, with net sales up 7.3 percent and adjusted operating income up 24.2 percent year-over-year.

Finally, we had a very strong free cash flow of $37.7 million for the quarter, which was driven by both growth in operating income and working capital management.

I'll now turn the call over to Evan.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I'll first review our consolidated financial results and then discuss segment performance.

Net sales for the 2013 third quarter of $299.4 million increased $23.5 million, or 8.5 percent, from the 2012 third quarter net sales of $275.9 million due mostly to higher shipment volumes at both Mueller Co. and Anvil.

Gross profit improved 13.1 percent to $90.0 million for the 2013 third quarter compared to $79.6 million for the 2012 third quarter. Gross profit margin of 30.1 percent improved 120 basis points from 28.9 percent. This improvement was driven primarily by higher shipment volumes and higher sales prices.

Selling, general and administrative expenses as a percent of net sales declined to 19.0 percent for the 2013 third quarter from 19.3 percent for the 2012 third quarter. Selling, general and administrative expenses were $56.9 million for the 2013 third quarter compared to $53.2 million for the 2012 third quarter.

Adjusted operating income for the 2013 third quarter increased 25.4 percent to $33.1 million from adjusted operating income of $26.4 million for the 2012 third quarter. This increase was driven primarily by higher shipment volumes and higher sales prices, partially offset by higher selling, general and administrative expenses.

Adjusted EBITDA for the 2013 third quarter increased to $47.7 million from $41.4 million for the 2012 third quarter. Trailing 12 months adjusted EBITDA through June 30, 2013 was $147.9 million, an improvement of $29.2 million, or 24.6 percent, from a year ago.

Interest expense, net for the 2013 third quarter declined $0.9 million to $12.7 million from $13.6 million for the 2012 third quarter, excluding $1.3 million of non-cash costs for terminated interest rate swap contracts for the 2012 third quarter. This decrease was due to lower levels of total debt outstanding.

During the 2013 third quarter, income tax expense was $4.2 million on pre-tax income of $20.2 million, or an effective income tax rate of 20.8 percent. The 2013 third quarter expense was reduced by $4.0 million related to a deferred tax asset valuation allowance adjustment. Excluding this adjustment, the effective tax rate for the 2013 third quarter was 40.5 percent. Net operating loss carryforwards remain available to offset future taxable earnings.

Adjusted net income per diluted share for the 2013 third quarter was $0.08 compared to an adjusted net income per diluted share for the 2012 third quarter of $0.05 - an improvement of $0.03.

I'll now walk you through the after-tax adjustments for both the 2013 and 2012 third quarters.

2013 EPS from continuing operations of $0.10 was adjusted by the following items: restructuring expenses of $0.1 million offset by a deferred tax asset valuation allowance adjustment benefit of $4.0 million.

2012 EPS from continuing operations of $0.04 was adjusted by the following items: loss on early extinguishment of debt of $0.9 million, terminated interest rate swap contract costs of $0.8 million, and restructuring expenses of $0.4 million.

There was a weighted average of 160.7 million diluted shares of our common stock outstanding for the 2013 third quarter compared to a weighted average of 158.0 million diluted shares outstanding for the 2012 third quarter.

I'll now move on to segment performance and begin with Mueller Co.

Net sales for the 2013 third quarter increased 9.1 percent to $199.3 million from net sales of $182.6 million for the 2012 third quarter. This increase was due primarily to higher shipment volumes, particularly of our metering products, and higher prices. Net sales of the metering and leak detection products and services increased 67 percent year-over-year and accounted for two-thirds of Mueller Co.'s net sales growth in the third quarter.

Adjusted operating income for the 2013 third quarter improved 23.6 percent to $30.4 million from adjusted operating income of $24.6 million for the 2012 third quarter. Adjusted operating margin for the 2013 third quarter improved 180 basis points to 15.3 percent from adjusted operating margin for the 2012 third quarter of 13.5 percent.

Adjusted EBITDA for the 2013 third quarter grew to $41.3 million compared to adjusted EBITDA for the 2012 third quarter of $35.9 million.

I'll now turn to Anvil…

Net sales for the 2013 third quarter increased 7.3 percent to $100.1 million compared to net sales of $93.3 million for the 2012 third quarter. The increase resulted from higher shipment volumes and higher prices.

Adjusted operating income for the 2013 third quarter improved 24.2 percent to $12.3 million compared to adjusted operating income for the 2012 third quarter of $9.9 million. Anvil's adjusted operating margin for the 2013 third quarter was 12.3 percent compared to 10.6 percent for the 2012 third quarter.

Adjusted EBITDA for the 2013 third quarter increased 17.8 percent to $15.9 million, compared to adjusted EBITDA for the 2012 third quarter of $13.5 million.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $37.7 million for the 2013 third quarter compared to negative $3.4 million for the 2012 third quarter. The increase was generated by both our growth in operating income and working capital management. Year-to-date, free cash flow was $19.8 million compared to $5.0 million in 2012. For the 2013 third quarter, trailing four-quarter average accounts receivable, inventory, and accounts payable as a percent of net sales improved 170 basis points from the 2012 third quarter.

At June 30, 2013, total debt was $600.9 million, down $21.9 million from a year ago. Total debt outstanding included $420.0 million of 7⅜% Senior Subordinated Notes due 2017, $177.9 million of 8¾% Senior Unsecured Notes due 2020, and $3.0 million of other. Net debt leverage declined to 3.6x at June 30, 2013 due to improved operating performance and free cash flow generation. Using June 30, 2013 data, we had $157.8 million of excess availability under our asset based credit agreement.

During the quarter, Standard and Poor's ratings services raised its corporate credit rating on Mueller Water Products from BB- to B.

I'll now turn the call back to Greg.

Thanks, Evan.

I'll now elaborate on our 2013 third quarter performance and end markets and provide an outlook for our fourth quarter. I'll begin with Mueller Co.

Mueller Co.'s results came in about as we expected with top-line year-over-year growth of 9.1 percent and growth across all of our product lines. Net sales of our metering and leak detection products and services grew 67 percent year-over-year. However, sales were down in Canada by $3 million year-over-year. We believe the flooding in western Canada coupled with the construction workers' strike in Quebec contributed to the decline.

As we mentioned on our last call, we believe distributor inventory levels were generally greater entering the third quarter this year than they were last year. This increase was due to several factors, primarily the timing of our January price increase and weather-related impact on construction in some parts of the country. We believe that our Mueller distributors reduced inventories throughout the quarter and their inventories were lower at the end of the third quarter than they were at the end of the second quarter and generally flat year-over-year. We believe that distributors met some of the end market demand during the third quarter by pulling down inventory.

During the quarter, domestic unit shipments of our valves were down slightly under 5 percent, hydrants were down slightly more than 6 percent, but brass products were up almost 9 percent. This was expected since our distributors entered the quarter with higher inventories of valves and hydrants again as a result of our January price increase. However, domestic orders for these products in units were all up: valves more than 8 percent, hydrants more than 5 percent and brass products more than 20 percent.

Mueller Co. adjusted operating margins expanded by 180 basis points during the quarter as we continue to benefit from increased volumes, higher sales prices and operating leverage. Margins in the third quarter were the highest we have seen since the fourth quarter of 2010.

We believe that most of the growth in our base Mueller Co. business in the quarter came from new residential construction. We think that municipal spending is mixed and, in total, was up only slightly on a year-over-year basis.

Before discussing our outlook for the fourth quarter, I'll provide an overview of some of the macro drivers in our end markets. While the recently reported macro-economic data has remained mixed, the macro factors that impact our markets appear to be holding their own and, for the most part, remain positive.

While state and local seasonally adjusted tax receipts continue to increase and hit new highs, budgets in many areas remain stressed by healthcare costs and underfunded retirement plans. On the municipal bond front, with interest rates rising sharply recently, total issuances have slowed and are now showing a 9 percent decline through the first six months of calendar 2013 compared to the prior year period. New money issuances are barely positive at 1.4 percent. However, the CPI for water and sewerage rates increased by an annualized rate of 5 percent in June year-over-year.

Single family housing starts, which significantly impact demand for our products, averaged about 600,000 on an annualized basis for the nine months through June compared to about 500,000 last year, up 20 percent.

According to a June survey by Ivy Zelman and Associates, demand for land and lots hit a record high for their survey, with strong activity especially in the Central and West regions, although the pace of improvement has slowed slightly.

Anvil also had a solid quarter with adjusted operating margin expanding by 170 basis points to 12.3 percent. In particular, we saw a nice pick-up in demand for our mechanical products in certain regions of the country which was driven by commercial construction. This is the highest margin we have achieved since the first quarter of 2009.

Turning now to our outlook for the fourth quarter…

We expect Mueller Co.'s fourth-quarter net sales to increase year-over-year. However, we expect the year-over-year growth rate to be less in the fourth quarter than it was in the third quarter. We expect only modest year-over-year growth in our metering product line because we have passed the one-year anniversary of a significant meter supply agreement. Additionally, as we have said, this product line is more dependent on specific projects, and we have seen a delay on certain meter projects which may push orders and shipments into fiscal 2014.

All in all, we expect total Mueller Co. net sales in the fourth quarter to be slightly less than in the third quarter with a year-over-year growth rate in the mid-single digits.

We expect Mueller Co.'s adjusted operating margin to improve substantially and for fourth-quarter adjusted operating income to improve year-over-year across all of its key product categories. Mueller Co.'s adjusted operating income is also expected to decline slightly sequentially, which is consistent with the seasonality of the business.

We previously said that we expected our metering and leak detection products and services to be profitable for the full year based on the backlog and the expected timing of being awarded additional contracts. Today, we believe that certain contracts, which we had expected to be awarded and shipped in 2013 may be awarded in 2013 but shipments would be delayed into fiscal 2014.

As a result, today we do not think these products and services will be profitable in 2013. However, we have seen significant improvement this year. Year-to-date through the third quarter we reduced year-over-year operating losses by approximately $9 million. In addition, we recently introduced new technologies in fixed leak detection during the third quarter. These are in the pilot stage, and we are very bullish about their potential.

All in all, for the fourth quarter, we expect a richer conversion margin than what we saw in the third quarter due primarily to expected growth in our base domestic valve, hydrants and brass products.

At Anvil, we expect net sales to be both slightly higher than in the third quarter and to increase year-over-year. The increase in volume should also result in higher year-over-year adjusted operating income.

For the Company as a whole, we believe that 2013 fourth quarter net sales will increase year-over-year primarily due to volume increases at both Mueller Co. and Anvil. We expect a solid increase in adjusted operating income year-over-year and to see an improvement in our adjusted operating margin.

Raw material costs continue to decline. We expect material costs for all of 2013 will be slightly favorable year-over-year, as we should benefit from lower raw material costs partially offset by higher costs of purchased components.

Other key variables for 2013 include: corporate expenses are estimated to be $32 to $33 million, depreciation and amortization is estimated to be $59 to $60 million and interest expense is estimated to be approximately $52 million. Our adjusted effective income tax rate should be about 40% for the full year. Capital expenditures should be between $32 and $34 million.

For the full year, we expect free cash flow to be stronger than 2012. Most of our improved free cash flow generation should come from increased income from operations. Additionally, we expect income tax payments and pension contributions to be minimal this year.

We are pleased with our third-quarter results, especially the margin expansion at Mueller Co. and Anvil. Although our metering and leak detection products and services will not likely be profitable in 2013, we believe they will be profitable soon. They continue to make progress in the marketplace, and we are excited about the potential of our new fixed leak detection products, and the overall opportunities in the smart meter and leak detection markets.

With that, I will open this call for your questions.